EXHIBIT 23.1
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          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of FASB Interpretation No. 48, ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES, on January 1, 2007 and the adoption of Statement of Financial Accounting Standards No. 123(R), SHARE-BASED PAYMENT, on December 30, 2006) and financial statement schedule of Franklin Electric Co., Inc. and subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting dated March 4, 2009, appearing in the Company's Annual Report on Form 10-K for the year ended January 3, 2009.


   /s/ Deloitte & Touche LLP
   Chicago, Illinois
   April 23, 2009